EXHIBIT 99.1

PRESS RELEASE DATED JUNE 15, 2005

☐NEWS☐

FOR RELEASE: Wednesday, June 15, 2005

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Vice President, Gen. Mgr.
Galaxy Energy	Bill Conboy, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Corporation Announces a Farm-out Agreement for the Drilling of Initial Test Wells and Subsequent Evaluation on its 21,538-acre Jiu Valley Coal Basin Concession in Romania

Denver, Colo. – June 15, 2005 – Galaxy Energy Corporation (OTCBB: GAXI) announced today that Pannonian International Ltd., a wholly-owned Galaxy subsidiary, has entered into a farm-out agreement with Falcon Oil & Gas Ltd. to evaluate the 21,538 gross acre concession held by Pannonian in the Jiu Valley Coal Basin in Romania which was issued to Pannonian by the Romanian government in October 2002.

Of the total concession area, 13,715 acres are underlain by total coalbed thicknesses greater than 5 meters and are currently considered to be prospective for coalbed methane. The prospective acreage contains up to 18 coal seams with a cumulative thickness up to 50 meters at depths of 300 to 1,000 meters and the main target seam averages 22 meters in thickness.

The agreement provides for assignment of a Concession Agreement (“Concession”) and for drilling two test wells, one of which is required and one is optional. These wells will be in close proximity to locations where earlier wells have blown out methane gas. The test wells will also be approximately 1.5 miles from a 20-inch gas trunk pipeline, and will be in close proximity to an electrical generation plant that uses both natural gas and coal as fuel. Pannonian estimates that it will cost approximately $475,000 to test and complete each well as a producing well.

Under the agreement, assignment of the Concession from Pannonian to Falcon is subject to Romanian government approval. If so approved, Falcon will become operator on the initial test wells, and earn a 75% undivided interest in the contract area covered by the Concession. Pannonian will act as Falcon's contract operator on the first well, under a drilling contract entered into with Foradex SA, a drilling contractor with headquarters in Bucharest. Other terms of the agreement provide that Falcon will pay $100,000 upon government approval, as well as carry Pannonian for the first $250,000 of Pannonian’s proportionate share of subsequent drilling and operating costs under the contract. The Concession is subject to a sliding scale government royalty between 3.5% and 13.5%, and a 1% overriding royalty reserved by Pannonian. The Concession is also subject to a 2% overriding royalty held by CNH Coal Company.

The first test well on the Jiu Valley Concession is scheduled to be commenced by June 25, 2005. The terms of this agreement are substantially the same as those Pannonian negotiated with a British oil and gas company earlier this year in an agreement which was not finalized.

Pannonian has also offered Falcon an option to participate with it on terms similar to those set forth above in a concession application it has pending with the Government of Romania for an additional 120,000 acres in Romania, should that concession be awarded to Pannonian on similar terms.

Cecil Gritz, Galaxy’s Chief Operating Officer, stated, “This farm-out provides an opportunity for Galaxy to evaluate another of its prospective international acreage holdings on a timely and low risk basis, at the same time that the Company is aggressively developing its promising non-conventional gas projects in the U.S. Rocky Mountains region.”

About Falcon Oil & Gas Ltd.

Falcon Oil & Gas Ltd. is a British Columbia, Canada, corporation, which is in the business of oil and gas exploration and production. It has operations in Hungary, Romania, and Canada.

About Galaxy Energy

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane properties in the Powder River Basin of Wyoming and Montana, and other projects within the Rocky Mountain area.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200, or Renmark Financial Communications at (514) 939-3989.

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